UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 20, 2016
T-MOBILE US, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-33409	20-0836269
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation or organization)		Identification No.)

12920 SE 38th Street
Bellevue, Washington	98006-1350
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 378-4000
(Former Name or Former Address, if Changed Since Last Report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 — Other Events

T-Mobile US, Inc. (NASDAQ: TMUS) (“T-Mobile” or the “Company”) issued a press release this morning providing a preliminary view of switching trends and several key customer results for the third quarter of 2016. The Company shared that overall industry postpaid porting ratios are improving versus the previous quarter, including ports with each of the three major wireless carriers over Q2 2016. The Company also reported that quarter to date the Company has added approximately 650,000 prepaid net customer additions and 753,000 T-Mobile branded postpaid phone net customer additions. The 753,000 T-Mobile branded postpaid phone net customer additions represents the quarter to date pro forma number excluding the impact of certain co-branded customers. As the Company previously announced, it entered into a transaction whereby the Company sold marketing and distribution rights to certain T-Mobile co-branded customers to a current MVNO partner. Beginning September 1, 2016, when the transaction closed, these customers will be reported as wholesale customers on a go forward basis. As further information, there were 47,000 net customer deactivations for the T-Mobile co-branded customers for the third quarter through September 1, 2016 excluded from the pro forma number above.

The Company reiterated its commitment to its current financial guidance and full year outlook and will provide a full update on its growth outlook for 2016 as part of its Q3 2016 earnings report in late October.

These customer results are preliminary. The Company’s customer results for the full third quarter of 2016, which are subject to completion of the Company's quarter-end closing review procedures, may vary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T-MOBILE US, INC.

September 20, 2016	/s/ J. Braxton Carter
J. Braxton Carter Executive Vice President and Chief Financial Officer